                                                                    Exhibit 10.5

                                LICENSE AGREEMENT

                                     between

                           PURDUE RESEARCH FOUNDATION

                                       and

                               NANO DYNAMICS, INC.

                                TABLE OF CONTENTS

ARTICLE 1.  DEFINITIONS .................................................     2
ARTICLE 2.  GRANT OF LICENSE ............................................     4
ARTICLE 3.  DILIGENCE AND COMMERCIALIZATION .............................     5
ARTICLE 4.  CONSIDERATION FOR LICENSE ...................................     6
ARTICLE 5.  REPORTS AND PAYMENTS ........................................     7
ARTICLE 6.  RECORDS .....................................................     8
ARTICLE 7.  PATENT PROSECUTION ..........................................     8
ARTICLE 8.  ABATEMENT OF INFRINGEMENT ...................................     8
ARTICLE 9.  CONFIDENTIALITY .............................................     9
ARTICLE 10. LIMITED WARRANTY, MERCHANTABILITY AND EXCLUSION OF
            WARRANTIES ..................................................     9
ARTICLE 11. DAMAGES, INDEMNIFICATION, AND INSURANCE .....................    10
ARTICLE 12. TERM AND TERMINATION ........................................    10
ARTICLE 13. ASSIGNMENT ..................................................    12
ARTICLE 14. MISCELLANEOUS ...............................................    12
ARTICLE 15. NOTICES .....................................................    13
EXHIBIT A - Licensed Patents and Licensed Technology ....................   [__]
EXHIBIT B - Licensee's Development Plan .................................   [__]

THIS LICENSE AGREEMENT is made and entered into as of this 20th day of December, 2002, by and between the PURDUE RESEARCH FOUNDATION, a statutory body corporate formed and existing under the Indiana Foundation or Holding Companies Act of 1921, with offices located at 1291 Cumberland Avenue, Suite F, West Lafayette, Indiana (hereinafter referred to as "PRF") and NANO DYNAMICS, a New York, corporation with corporate headquarters located at 901 Fuhrmann Boulevard, Buffalo, NY 14203 (hereinafter referred to as "LICENSEE"),

WHEREAS, the Purdue University Board of Trustees has, by general resolution and/or assignment, designated PRY to administer all matters pertaining to protection, utilization and commercialization of the intellectual property developed at Purdue University; and

WHEREAS, PRF owns certain rights, title, and interest in and to the Licensed Patents and Licensed Technology (as defined herein), including patent-protected materials as follows:

"Formation of Nano-Crystalline and Sub-Micron Structures in Steels and Other Metals by Machining and Their Use in the Engineering of New Materials" (PRF Reference No. P-00002);

"Direct Method for Creating Nanostructured Bulk Forms by Machining" (PRF Reference No. P-02129); and

"Method of Creating Submicron Particles by Abrasive Machining" (PRF Reference No. P-02130).

WHEREAS, PRF wishes to have the Licensed Patents and Licensed Technology further developed and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit; and

WHEREAS, LICENSEE desires to hereby enter into this Agreement whereby LICENSEE obtains to use the Licensed Patents and Licensed Technology and for commercial purposes; and

WHEREAS, LICENSEE represents that it possesses the expertise to do so; and

WHEREAS, PRF is willing to enter into this Agreement with LICENSEE, under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

                             ARTICLE 1. DEFINITIONS

     The following terms as used herein shall have the following meaning:

     1.1 "Affiliate" shall mean a corporation, company, partnership, or other business entity that controls or is controlled by, or is under common control, with the LICENSEE. In the case of a corporation or company, "control" means ownership either directly or indirectly of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors.

     1.2 "Agreement" or "License Agreement" shall mean this Agreement, including all Exhibits attached to this Agreement.

     1.3 "Field of Use" shall mean all fields of use.

     1.4 "Indemnitees" shall mean PRF, PRF's officers and directors, PU, PU's employees, and the Inventors, and their heirs, executors, administrators, and legal representatives.

     1.5 "Inventors" shall mean Drs. Dale Compton, Srinivasan Chandrasekar, Thomas Farris, and Kevin Trumble.

     1.6 "Licensed Patents" shall mean the patent applications and patents identified in EXHIBIT A hereto, together with all divisionals, continuations, reissues, reexaminations and foreign counterparts of such applications or patents.

     1.7 "Licensed Product(s)" shall mean products or services, the development, manufacture, use or sale of which would infringe a Valid Claim and/or require the use of Licensed Technology.

     1.8 "Licensed Technology" shall mean all technical information known to one or more Inventors that is, as of the date of this Agreement, legally vested in PRF, as assignee of Purdue University, and within the scope of the disclosure of Licensed Technology set forth in Exhibit A. The term "Licensed Technology" does not include either (a) any invention covered by Valid Claim(s) or any other patent or (b) any right or interest in or to or arising from any future research at Purdue University.

     1.9 "Licensed Territory" shall mean worldwide.

     1.10 "Valid Claim" shall mean a claim included among the Licensed Patents, which claim shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction.

     1.11 "Commercial Sublicense" shall mean any sublicensing agreement or arrangement between LICENSEE and a third party by which the third-party is licensing Licensed Patents or Licensed Technology primarily to incorporate Licensed Products for commercial purposes. The holder of a Commercial Sublicense is a "Commercial Sublicensee."

     1.12 "Authorized Uses" shall mean uses of the Licensed Patents and Licensed Technology to develop and make and have made Licensed Product(s) for use, license and sale.

     1.13 "Gross Receipts" means the gross payments and other consideration (whether cash or non-cash) accrued or received by LICENSEE (net of product returns) in consideration for provision by LICENSEE of Licensed Product(s), including but not limited to: fees, gains, or other consideration for sale, license, or lease of Licensed Product(s), or other service or product fees otherwise related in any way to Licensed Product(s). This definition includes all amounts for installation, products, maintenance, and/or other services provided in conjunction with Licensed Product(s). Where a sale, gift, use, or other disposition of a Licensed Product is transacted for value other than cash, the term "Gross Receipts" shall mean, per unit of said Licensed Product, the fair market value of said Licensed Product as evidenced by the retail price realized for sales of comparable Licensed Product during the immediately preceding three (3) month period. Gross Receipts excludes the following items as separately charged and enumerated on an invoice to customers, packing, transportation and insurance charges; and import, export, excise, sales, use and value added taxes, and customs duties. Any royalty income or other consideration for a Commercial Sublicense that is subject to paragraph 4.2 hereof shall not be deemed to be "Gross Receipts" hereunder.

     1.14 "Effective Date" shall mean the date this Agreement is duly executed by both Parties hereto.

                          ARTICLE 2. GRANT OF LICENSE

     2.1 Subject to compliance with this Agreement, and subject to the reservation of rights stated below, PRF grants, and LICENSEE accepts, a license to the Licensed Patents and Licensed Technology on a royalty-bearing basis for Authorized Uses in the Field of Use in the Licensed Territory and for issuance of corresponding Commercial Sublicenses, for seven (7) years from the date of issuance of the first patent, directly between LICENSEE and Commercial Sublicensee on terms and conditions consistent with this Agreement. The license granted to LICENSEE under this paragraph is exclusive for Licensed Patents for a period of seven (7) years from the issuance of the first patent. The license granted to LICENSEE under this paragraph is non-exclusive for a period of seven
(7) years from the issuance of the first patent for the Licensed Technology. After the seven (7) year period, PRF and LICENSEE shall negotiate in good faith the license to the Licensed Patents and Licensed Technology.

     2.2 Except as expressly granted by PRF to LICENSEE herein, all rights and entitlements, whether now existing or that may hereafter come into existence, are reserved to PRF.

     2.3 This Agreement shall not be construed to confer any rights upon LICENSEE by implication or estoppel.

     2.4 LICENSEE acknowledges and consents that, notwithstanding any provision of this Agreement, Purdue University retains a permanent, irrevocable, royalty-free reversionary license from PRF to utilize the Licensed Patents and Licensed Technology.

     2.5 LICENSEE shall notify PRF of any proposed grant of a Commercial Sublicense, and the terms thereof. LICENSEE shall ensure that all uses of Licensed Patents and Licensed Technology and all development and distribution of Licensed Products by Commercial Sublicensees 1) are consistent with the terms and conditions of this Agreement, and 2) return value to LICENSEE commensurate with the benefits conferred on the Commercial Sublicensee by the Commercial Sublicense. LICENSEE may not authorize a Commercial Sublicensee to further sublicense a Licensed Patent. Prior to execution of a Commercial Sublicense, LICENSEE shall submit the proposed Commercial Sublicense to PRF for PRF's review and determination whether the proposed Commercial Sublicense conforms to this Agreement. PRF shall be deemed to have approved the proposed Commercial Sublicense unless, within thirty days of LICENSEE's tender of the proposed Commercial Sublicense to PRF, PRF provides to LICENSEE either a) written notice of nonapproval and the reasons for nonapproval, or b) written notice of approval that is conditioned on specified actions by LICENSEE and/or the proposed Commercial Sublicensee. Nonapproval by PRF shall be binding on LICENSEE and render the proposed Commercial Sublicense invalid, subject only to judicial review in a court of competent jurisdiction. LICENSEE shall remain responsible for the operations of Commercial Sublicensees as if such operations were carried out by LICENSEE, including but not limited to the payment of all fees and royalties due to PRF under this Agreement, whether or not such payments are made to LICENSEE by its Commercial Sublicensees.

                   ARTICLE 3. DILIGENCE AND COMMERCIALIZATION

     3.1 Diligence and Commercialization. LICENSEE shall use its reasonable efforts throughout the term of this Agreement to bring Licensed Products, in each licensed Field of Use, to market through a, diligent program for exploitation of the right and license granted in this Agreement to LICENSEE and to create, supply, and service in the Licensed Territory as extensive a market as possible, consistent with LICENSEE's Development Plan attached hereto as Exhibit B. In no instance shall LICENSEE's reasonable efforts be less than efforts customary in LICENSEE's industry.

     3.2 Lack of Diligence. If PRF concludes that LICENSEE is not in material compliance with Article 3.1, then, any time after one year from the Effective Date, PRF shall have the right to terminate LICENSEE's rights under this License Agreement, to all or some of the Fields of Use, pursuant to Article 12. Prior to exercising said right, PRF shall give notice to LICENSEE stating the basis for its conclusion. Within five (5) days of such notice, LICENSEE may request that both parties and negotiate, in good faith, a resolution to the LICENSEE's non-compliance. Such negotiation shall be concluded within forty-five (45) days of said notice from PRF. Failure of LICENSEE to comply with the resolution reached shall automatically (not subject to any requirement for further cause, legal process, or other action of PRF or LICENSEE) cause this License Agreement to be deemed to be conclusively terminated upon notice of non-compliance to the resolution from PRF. Failure to reach a resolution within the said forty-five
(45) day period shall cause this License Agreement to be deemed to be conclusively terminated upon notice from PRF.

     3.3 Lack of Commercial Sublicensing Diligence. IF LICENSEE is not in compliance with Commercial Sublicensing due diligence, as called for in LICENSEE's Development Plan, PRF shall have the right to issue appropriate license(s) to other entities, at which time this Agreement will be amended accordingly to reflect rights conferred to the new licensee(s).

     3.4 Financial Capability. At all times during the term of this license, LICENSEE shall maintain the financial capability to comply with Article 3.1.

                      ARTICLE 4. CONSIDERATION FOR LICENSE

     4.1 License Fee. LICENSEE shall pay PRF a license fee of sixty thousand dollars ($60,000) payable according to the following schedule:

Effective Date                      $30,000
Six months from Effective Date      $15,000
Twelve months from Effective Date   $15,000

Said License Fee shall not be credited toward any other obligation of LICENSEE under this Agreement.

     4.2 Commercial Sublicensing Income. LICENSEE shall, on an annual basis, pay to PRF thirty five percent (35%) of all Commercial Sublicensing Income other than royalties, And LICENSEE shall, on an annual basis pay thirty five percent (35%) of all royalties received from Commercial Sublicensees.

This paragraph 4.2 shall also apply to any recovery by LICENSEE of royalty damages on a claim for infringement of Licensed Patent(s), said recovery to be discounted by the documented amount of any attorneys fees and costs reasonably incurred by LICENSEE in the direct prosecution of said infringement claim.

     4.3 Royalty On Gross Receipts. As further consideration for the grant of rights hereunder, LICENSEE will pay PRF an earned cumulative annual royalty on Gross Receipts of three percent (3%).

     Said annual period shall end on December 31 of each annual period during the Term of the Agreement (the "Annual Period"). For the purpose of calculation of royalties under this paragraph 4.3, Gross Receipts will include sales of all Licensed Products for all Fields of Use.

     4.4 Minimum Annual Royalties. LICENSEE shall pay PRF the following minimum annual payments:

(a)  December 31, 2003                               $ 30,000
(b)  December 31, 2004                               $ 30,000
(b)  December 31, 2005                               $ 60,000
(c)  December 31, 2006                               $ 80,000
(d)  December 31, 2007 and for the remaining years   $100,000

     The amounts due from LICENSEE to PRF as earned royalties on Gross Receipts in each Annual Period shall be creditable against the minimum annual royalties for that Annual Period. In the event that such amounts do not achieve the required minimum, LICENSEE's payment shall include payment of the balance needed to achieve the minimum annual royalties for that Annual Period, pursuant to
Article 5.

     4.5 Reimbursement for Legal and Patent Expenses. LICENSEE shall reimburse PRF for all out-of-pocket legal and other fees, costs, and expenses heretofore and hereafter during the term of this Agreement paid or incurred by PRF in the preparation of this Agreement and filing, prosecuting, and maintaining the Licensed Patents in the United States only. LICENSEE shall deliver such reimbursement to PU within thirty (30) days after PRF notifies LICENSEE from time to time of the amount of such fees, costs, and expenses that have been paid or incurred by PRF.

     4.6 License Grant-back. As further consideration for the grant of rights herein, LICENSEE agrees to grant to PRF and Purdue University an irrevocable, royalty-free, nonexclusive right, to use Licensed Product(s), for educational or research purposes of Purdue University, including such components as are independently developed by LICENSEE. This grant of nonexclusive rights includes the right to make or have made for use at Purdue University, products or devices (or the rights to practice the process, if a process invention) that are based on Licensed Product(s); provided however, that (i) PRF and/or Purdue University may not sell, assign, transfer, license, or otherwise commercially exploit the rights, products or services referred to herein, and (ii) further provided, that PRF will take all necessary and reasonable steps to prevent misuse of any such proprietary information.

                        ARTICLE 5. REPORTS AND PAYMENTS

     5.1 LICENSEE agrees to make written reports and payments of earned royalties to PRF within thirty (30) days of the end of each calendar quarter for each Annual Period of this Agreement. For the quartet being reported, LICENSEE will provide:

     (a) For each Licensed Product, the number of units sold and the Gross Receipts during the reporting period.

     (b) For each Commercial Sublicense, descriptions of Licensed Patent(s), Licensed Technology and/or Licensed Product(s), name and address of the Commercial Sublicensee, primary terms of the Commercial Sublicense, and consideration received by LICENSEE from the Commercial Sublicensee during the reporting period.

     (c)  Total payments due to PRF, with supporting calculations.

Concurrent with the issuance of each report, LICINSEE shall pay PRF the amounts due for the quarter covered by such report. Minimum annual royalties are due on the thirtieth day after the conclusion of the Annual Period and shall be payable concurrent with the quarterly report for the final quarter of each Annual Period. Reports are required even if no earned royalties are due.

     5.2 All royalties to be paid by LICENSEE hereunder shall be paid in U.S. Dollars. To the extent that Gross Receipts received by LICENSEE in any calendar quarter are received in currencies other than U.S. Dollars, for purposes of calculating the royalties due hereunder, such Gross Receipts shall be converted to U.S. Dollars at the exchange rate existing between the U.S. Dollar and the relevant currency on the last day of such calendar quarter, as such rate is determined by the Chase Manhattan Bank of New York.

     5.3 Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate of two percent (2%) above the prime rate in effect as published in the Wall Street Journal on the due date. The payment of such interest shall not foreclose PRF from exercising any other rights it may have because any payment is late.

                               ARTICLE 6. RECORDS

     6.1 Records of Sales. During the term of this Agreement and for a period of seven years thereafter, LICENSEE shall keep at its principal place of business true and accurate records of all Sales in such form and manner so that all royalties owed to PU may be readily and accurately determined. LICENSEE shall furnish PRF copies of such records upon PRF's request.

     6.2 Audit of Records. Upon the request and at the expense of PRF, the accounting records maintained by LICENSEE for the purpose of establishing the amount of the payments due to PRF under this Agreement (including earned royalties and sublicensing fees) shall be subject, at all reasonable times, and upon at least thirty (30) days written notice to LICENSEE, to audit by a PRF auditor for the purposes of determining and verifying the royalty payments made under this Agreement. if the audit reveals a material underpayment by LICENSEE to PRF, then LICENSEE shall reimburse PRF for its expenses incurred in the conduct of the audit.

                         ARTICLE 7. PATENT PROSECUTION

     7.1 Prosecution and Maintenance of Licensed Patents. The prosecution and maintenance of the Licensed Patents shall be the primary responsibility of PRF. PRF shall keep LICENSEE informed as to all developments with respect to Licensed Patents. LICENSEE shall be afforded reasonable opportunities to advise PRF and cooperate with PRF in such prosecution and maintenance. If LICENSEE should fail to timely make reimbursement for patent expenses incurred under this paragraph as required in Article 4.5 of this Agreement, PRF shall have no further obligation to prosecute or maintain the, Licensed Patents. LICENSEE, upon ninety
(90) days advance written notice to PRF, may advise PRF that it no longer wishes to pay expenses for filing, prosecuting or maintaining one or more Licensed Patents. PRF may, at its option, elect to pay such expenses or permit such Licensed Patents to become abandoned or lapsed. If PRF elects to pay such expenses, such patents shall not be subject to any license granted to LICENSEE hereunder.

     7.2 Extension of Licensed Patents. LICENSEE may request that PRF have the normal term of any Licensed Patent extended or restored under a country's procedure of extending life for time lost in government regulatory approval processes, and the expense of same shall be borne in accordance with the terms of Article 4.5. LICENSEE shall assist PRF to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to
Article 4 hereof shall be payable until the end of the extended life of the patent. In the event that LICENSEE does not elect to extend Licensed Patent(s), PRF may, at its own expense, effect the extension of such Licensed Patent(s). If PRF elects to pay such expenses, such extended Licensed Patents shall not be subject to any license granted to LICENSEE hereunder.

                      ARTICLE 8. ABATEMENT OF INFRINGEMENT

     8.1 LICENSEE acknowledges that the Licensed Patents and Licensed Technology are of great value to PRF, and therefore, LICENSEE promises to take all appropriate measures to protect PRF's interests therein. LICENSEE shall not permit any entity, individual or firm to have access to the Licensed Patents and Licensed Technology, except as authorized in this Agreement.

     8.2 LICENSEE shall promptly inform PRF of any suspected infringement of any Licensed Patents.

     8.3 LICENSEE shall have the first right (but not the obligation) to notify the infringer and/or initiate legal proceedings to abate the infringement. Upon failure by LICENSEE to begin or continue to do so timely, PRF shall have the right (but not the obligation) to take those steps on behalf of itself and LICENSEE.

     8.4 If LICENSEE leads proceedings to abate and remedy infringement, any monetary recovery (net of litigation costs) from the infringement of Licensed Patents shall be treated as Commercial Sublicensing Income. If PRF leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Patents shall belong exclusively to PRF. If LICENSEE and PRF jointly lead proceedings to abate and remedy infringement, any monetary recovery (net of the parties' respective litigation costs) from the infringement of Licensed Patents shall be divided equally between LICENSEE and PRF.

     8.5 LICENSEE and PRF shall each bear their own attorney fees and costs incurred in the prosecution of any infringement proceedings under this Article, subject to the provisions of Section 11.1 of this Agreement.

                           ARTICLE 9. CONFIDENTIALITY

LICENSEE and PRF shall not, without the express written consent of the other party, for any reason or at any time either during or subsequent to the term of this Agreement disclose to third parties the financial terms set forth in this Agreement, except upon a subpoena or other court order made with appropriate provision for protection of confidential information.

    ARTICLE 10. LIMITED WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES

Each Party warrants to the other that it is fully empowered to enter into this Agreement. PRF represents, in good faith and to the best of its knowledge, that there are not, as of the date of this Agreement, any claims, demands, suits, or judgments against it that in any manner would or might impair or interfere with PRF's performance of the license granted by PRF to LICENSEE under this Agreement. Notwithstanding the foregoing, PRF does not warrant the validity of any Licensed Patents or Licensed Technology. PRF does not warrant the content contained in the Licensed Patents or Licensed Technology or that they will be error free or that any defects will be corrected. PRF makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Licensed Patents or Licensed Technology or that such Licensed Patents or Licensed Technology may be exploited by LICENSEE or its Affiliates without infringing any rights of any other party. PRF makes no covenant either to defend any infringement charge by a third party or to institute action against infringers of Licensed Patents or Licensed Technology. PRF does not warrant that the Licensed Patents or Licensed Technology will meet LICENSEE'S or any of LICENSEE'S customer's specific requirements. LICENSEE warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Patents and Licensed Technology. ACCORDINGLY, THE LICENSED PATENTS AND LICENSED TECHNOLOGY ARE PROVIDED "AS IS." PRF MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS AND LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS AND LICENSED TECHNOLOGY.

              ARTICLE 11. DAMAGES, INDEMNIFICATION, AND INSURANCE

     11.1 LICENSEE shall defend, indemnify and hold PRF and/or Purdue University, their trustees, officers, agents, employees or assigns, and the Inventors harmless from any and all claims, demands, actions and causes of action against PRF, whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of use, exploitation, distribution, or sale of Licensed Patents Licensed Technology, or Licensed Product(s) by or through the LICENSEE or its Affiliate(s) or sublicensees, whether or not the claims, demands, actions or causes of action are alleged to have resulted in whole or in part from the negligent acts or omissions of PRF and/or Purdue University, their agents, employees or assigns, or from acts or omissions of such persons for which PRF would otherwise be strictly liable. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action.

     11.2 Without limiting LICENSEE's indemnity obligations, within ninety (90) days of the commercial distribution of any LICENSED PRODUCT or on the date of initiation of any human trials whichever occurs sooner, LICENSEE shall acquire a liability insurance policy and shall further maintain said policy throughout the term of this Agreement and for five (5) years thereafter, said policy to cover PRF and Purdue University as named insureds (with right to prior notice of cancellation) for all liabilities, claims, damages, and actions arising from or relating to LICENSEE's exercise of its license under this Agreement, including but not limited to product liability and other matters within the scope of LICENSEE's indemnity obligations under this Agreement, said coverage to be in an amount no less than [Two Million Dollars ($2,000,000)] per occurrence for bodily injury and [Five Million Dollars ($5,000,000)] per occurrence for property damage, subject to a reasonable aggregate amount.

     11.3 LICENSEE shall promptly notify PRF of each claim relating in any way to a Licensed Product and provide PRF with LICENSEE'S good-faith evaluation of the claim.

                        ARTICLE 12. TERM AND TERMINATION

     12.1 Term. Unless otherwise extended in writing by mutual agreement of the Parties, this Agreement will remain valid and in force for seven (7) years from the Effective Date. Any extensions may include additional provisions or modifications to terms herein as applicable, and such changes shall be negotiated between the Parties and a written amendment to this Agreement will be made as appropriate.

     12.2 LICENSEE shall have the right to terminate this Agreement at any time, upon ninety (90) days prior written notice, without cause and for any reason. If LICENSEE terminates this Agreement under this provision, PRF, will not be under any obligation to return any portion of the consideration paid by LICENSEE to PRF. In the event of such termination, LICENSEE agrees, upon the request of PRF, to provide PRF with all existing data in support of governmental registration of Licensed Products. PRF shall have the unrestricted right to provide such data to third parties.

     12.3 If LICENSEE should at any time default or commit any material breach of any covenant or any obligation of the license, and should fail to remedy any default or breach within thirty (30) days of LICENSEE's receipt of written notice, PRF may, at its sole option, terminate this license by notice in writing to the LICENSEE. Upon termination, LICENSEE shall remain responsible for all obligations contained in this Agreement, including without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred by PRF as a result of LICENSEE's breach and/or default.

     12.4 If LICENSEE: (a) liquidates and ceases to carry on its business, (b) becomes "insolvent" (as such term is defined in the United States Bankruptcy Code, as amended from time to time), or (c) voluntarily seeks, consents to or acquiesces in the benefits of any bankruptcy or similar debtor-relief laws, then PEF may terminate this Agreement without prejudice to any other remedy to which PRF may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to LICENSEE.

     12.5 Upon termination of the Agreement, LICENSEE and any Commercial Sublicensees shall cease all uses of the Licensed Patents and Licensed Technology.

     12.6 If this Agreement is terminated for any reason whatsoever, LICENSEE shall return, or at PRF's direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Patents and Licensed Technology, retaining no copies, and shall refrain from using or publishing any portion thereof. Upon termination of this Agreement, LICENSEE shall cease manufacturing, processing, producing, using, or selling Licensed Products; provided, however, that LICENSEE may continue to sell in the ordinary course of business for a period of three
(3) months reasonable quantities of Licensed Products that are fully manufactured and in LICENSEE's normal inventory at the date of termination if
(a) all monetary obligations of LICENSEE to PRF have been satisfied, and (b) royalties on such sales are paid to PRF in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of such termination.

     12.7 The provisions of Articles 9, 10, and 11 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

                             ARTICLE 13. ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the legal representatives and assigns of PRF and LICENSEE, provided, however, that any assignment of this Agreement by LICENSEE to a third party may be made only upon prior written consent of PRF, which consent may be reasonably withheld or conditioned by PRF as necessary to prevent prejudice to the Licensed Patents and Licensed Technology and to preserve the value of the consideration promised by LICENSEE to PRF under this Agreement.

                           ARTICLE 14. MISCELLANEOUS

     14.1 Export Controls. LICENSEE acknowledges that PRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that PRF's obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. PRF neither represents that an export license shall not be required nor that, if required, such export license shall issue.

     14.2 Jurisdiction, Venue, Choice of Law, and Attorney's Fees. Any justifiable dispute between LICENSEE and PRF shall be determined solely and exclusively under Indiana law by a court of competent jurisdiction in Tippecanoe County in Indiana. The prevailing party in any litigated dispute shall be entitled to reimbursement of its attorney's fees and costs.

     14.3 Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, processing, producing, use, Selling, or distributing of Licensed Products. LICENSEE shall not take any action that would cause PRF or LICENSEE to violate any laws and regulations.

     14.4 Independent Contractor. LICENSEE's relationship to PRF shall be that of a licensee only. LICENSEE shall not be the agent of PRF and shall have no authority to act for or on behalf of PRF in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of PRF.

     14.5 Patent Marking. LICENSEE shall mark Licensed Products sold in the United States with United States patent numbers. Licensed Products manufactured or sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

     14.6 Use of Names. LICENSEE shall obtain the prior written approval of PRF, PU, or the Inventors prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, both LICENSEE and PRF shall have the right to publicize the existence of this Agreement; however, neither LICENSEE nor PRF shall disclose the terms and conditions of this Agreement without the other party's consent, except as required by law.

     14.7 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Indiana, U.S.A.

     14.8 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Indiana and the United States of America.

     14.9 Entire Agreement. This Agreement constitutes the entire agreement between PRF and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

     14.10 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision that will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

     14.11 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals that may be required.

                              ARTICLE 15. NOTICES

     15.1 All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

     If to PRF:   Assistant Vice President and Director
                  Purdue Research Foundation
                  Office of Technology Commercialization
                  1291 Cumberland Ave.
                  Lafayette, IN 47906
                  Facsimile: (765) 496-1277

     If to LICENSEE:   President
                       NanoDynamics, Inc.
                       901 Fuhrmann Boulevard
                       Buffalo, NY 14203
                       Facsimile: (716) 853-4900

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

     IN WITNESS WHEREOF, PRF and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

PRF:                                    LICENSEE:
PURDUE RESEARCH FOUNDATION              NANODYNAMICS, INC.


By: /s/ Joseph B. Hornet                By: /s/ Keith A. Blakely
    ---------------------------------       ------------------------------------
Name: Joseph B. Hornet                  Name: Keith A. Blakely
Title: Senior Vice President and        Title: CEO
       Treasurer

                                  AMENDMENT TO
                           EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT, made and entered into this 18th day of September, 2006 amends the Agreement executed on December 20, 2002, (hereinafter AGREEMENT) between Purdue Research Foundation (hereinafter known as PRF) and NanoDynamics, Inc. (hereinafter known as LICENSEE).

NOW THEREFORE, the parties hereto do hereby agree as follows:

     1.   ARTICLE 2.1 SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE
          FOLLOWING:

          License. Subject to compliance with this Agreement, and subject to the reservation of rights stated below, PRF grants, and LICENSEE accepts, an exclusive license to the Licensed Patent(s) to develop, make, have made, use, and sell Licensed Products on a royalty-bearing basis in the Field of Use in the Licensed Technology and for issuance of corresponding Commercial Sublicenses directly between LICENSEE and a Sublicensee on terms and conditions consistent with this Agreement. Exclusivity of the License is subject to the terms mentioned in
          Article 4.5

     2.   ARTICLE 12.1, TERM IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE
          FOLLOWING:

          Term. Unless otherwise extended in writing by mutual agreement of the Parties, this Agreement will remain valid and in force for ten (10) yews from the date of the first sale of a Licensed Product in any country, or until the expiration date of the last of the valid claims of the last to expire of the Licensed Patents, whichever is greater.

     3.   ARTICLE 4.5, B, C, D ARE REPLACED IN ITS ENTIRETY WITH THE FOLLOWING:

September 25, 2006                              $30,000
December 31, 2006 and for the remaining years   $30,000

          For a period of ten (10) years from the effective date of this amendment, if Licensee shall fail to pay minimum royalties within the due date of each year, License will be considered in default and shall be the grounds for termination,

          After 10 years, if anytime the Licensee discontinues minimum royalty payments, the license shall be automatically converted into a Non-Exclusive license.

     4. THE FOLLOWING TECHNOLOGIES ARE LICENSED TO NANODYNAMICS, INC. THEREBY AMENDING EXHIBIT A OF THE AGREEMENT TO INCLUDE:

          "Large Strain Machining: A Method for Making Bulk Nanostructured Materials" PRF Reference No. 64588

Purdue Ref No.   Serial/Patent No.   Country   File/Date   Comments
--------------   -----------------   -------   ---------   --------
64588.00.WO      In the process of filing PCT

          "Micro- and Meso- Scale Components with Ultrafine Grained (UFG) Microstructure and Enhanced Performance" PRF Reference No. 64341

Perdue Ref No.   Serial/Patent No.   Country   File/Date   Comments
--------------   -----------------   -------   ---------   --------
64341.00.WO      PCT/US06/16974                 5/3/2006   Filed
64341.00.US      11/381,387          US         5/3/2006   Filed

     5.   ARTICLE 13 (ASSIGNMENT) SHALL BE REPLACED ENTIRELY WITH THE FOLLOWING:

          This Agreement shall be binding upon and shall inure to the benefit of the legal representatives and assigns of PRF and LICENSEE, provided, however, that any assignment of this Agreement by License to a third party may be made only upon prior written consent of PRF, such consent not to be unreasonably withheld. Notwithstanding the foregoing, either panty may, without consent of the other party, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. PRF shall have the right to assign this Agreement to a non-profit corporation that promotes the research purposes of PU. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this section shall be void.

All other terms and conditions of the original agreement remain unchanged and in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Purdue Research Foundation              Nanodynamics, Inc.


By:   /s/ Joseph B. Hornett               By: /s/ Richard L. Berger
      ---------------------------------       ----------------------------------
Name:  Joseph B. Hornett                  Name: Richard L. Berger
Title: Senior Vice President              Title: President
Date: 10/2/2006                         Date: September 27, 2006


                                       2